Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Nomura Holdings, Inc. for the registration of senior debt securities and perpetual subordinated debt securities and to the incorporation by reference therein of our reports dated June 26, 2024, with respect to the consolidated financial statements of Nomura Holdings, Inc., and the effectiveness of internal control over financial reporting of Nomura Holdings, Inc., included in its Annual Report (Form 20-F) for the year ended March 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

December 19, 2024